                                   EXHIBIT 11
                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE


                                                              Three Months Ended
                                                                   March 31
                                                       -----------------------------
 Computation for Statements of Income:                        1994              1993
- - ----------------------------------------------         -----------------------------
 Per statements of income (Thousands):
      Net income                                       $    36,630       $    29,732
                                                       =============================
 Per statements of income:
      Weighted average shares outstanding               31,792,655        31,612,020
                                                       =============================
 Primary earnings per share (a):
      Net income                                       $      1.15       $       .94
                                                       =============================

 Additional Primary computation
- - ----------------------------------------------
 Adjustment to weighted average shares
      outstanding:
      Weighted average shares outstanding
        per primary computation above                   31,792,655        31,612,020
      Add dilutive effect of outstanding
        options (as determined by the
        application of the treasury stock
        method)                                            450,430           539,203
                                                       -----------------------------
      Weighted average shares outstanding,
        as adjusted                                     32,243,085        32,151,223
                                                       =============================
 Primary earnings per share, as adjusted (b):
      Net income                                       $      1.14       $       .92
                                                       =============================

 Additional Fully Diluted Computation
- - ----------------------------------------------
 Adjustment to weighted average share
      outstanding:
      Weighted average shares outstanding
        per primary computation above                   32,243,085        32,151,223
      Additional dilutive effect of outstanding
        options (as determined by the application
        of the treasury stock method)                          125            38,900
                                                       -----------------------------
      Weighted average shares outstanding,
        as adjusted                                     32,243,210        32,190,123
                                                       =============================
 Fully diluted earnings per share, as adjusted (b):
      Net income                                       $      1.14       $       .92
                                                       =============================

 (a)  These figures agree with the related amounts in the statements of income.
 (b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.